Exhibit 6.3

ASSET MANAGEMENT AGREEMENT

BETWEEN

CS ASSET MANAGER, LLC

AND

SERIES #JORDANBGS9.5

Of

COLLECTABLE SPORTS ASSETS, LLC

This ASSET MANAGEMENT AGREEMENT (this “Agreement”) dated as of April 20, 2020 is entered into between CS Asset Manager, LLC, a limited liability company organized under the laws of the State of Delaware (the “Asset Manager”), and Series #JORDANBGS9.5, a Series of Collectable Sports Assets, LLC (the “Series”).

WHEREAS, the Series seeks to invest in the Series #JORDANBGS9.5 Asset (as described in Exhibit A to this Agreement) in accordance with the terms and conditions of the Amended and Restated Limited Liability Company Agreement, dated as of April 20, 2020, of Collectable Sports Assets, LLC, a series limited liability company organized under the laws of the State of Delaware (the “Company”) together with the exhibit thereto setting forth the terms of the Series, in each case as amended and restated from time to time (the “Operating Agreement”);

WHEREAS, pursuant to the Operating Agreement, the managing member of the Series is responsible for the acquisition and disposition of the Series #JORDANBGS9.5 Asset as well as the business of the Series;

WHEREAS, pursuant to the Operating Agreement, the managing member of the Company intends to maintain an expert network of advisors with experience in relevant industries (the “Advisory Board”),  to assist it in identifying and acquiring the memorabilia, collectibles and other alternative assets, to assist the Asset Manager described below in managing the underlying asset(s) and to advise our manager and certain other matters associated with our business and the various series of interests.

WHEREAS, the Series desires to avail itself of the advice and assistance of the Asset Manager and to appoint and retain the Asset Manager as the asset manager to the Series with respect to the Series #JORDANBGS9.5 Asset;

WHEREAS, the Asset Manager wishes to accept such appointment; and

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby covenant and agree as follows:

1.  Appointment of Asset Manager; Acceptance of Appointment.  The Series hereby appoints the Asset Manager as asset manager to the Series for the purpose of managing the Series #JORDANBGS9.5 Asset. The Asset Manager hereby accepts such appointment.

2.  Authority of the Asset Manager.

(a)        Except as set forth in Section 2(e) below and any guidance as may be established from time to time by the managing member of the Series or the Advisory Board, the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the Series #JORDANBGS9.5 Asset and to take any action that it deems necessary or desirable in connection therewith.  The Asset Manager is authorized on behalf of the Series to, among other things:

(i)	create the maintenance policies for the Series #JORDANBGS9.5 Asset in consultation with the Advisory Board and oversee compliance with such maintenance policies;

(ii)	purchase and maintain insurance coverage for the Series #JORDANBGS9.5 Asset for the benefit of the Series;

(iii)	if necessary, engage third party independent contractors for the care, custody, maintenance and management of the #JORDANBGS9.5 Asset;

(iv)	develop standards for the care of the Series #JORDANBGS9.5 Asset while in storage;

(v)	develop standards for the transportation and care of the Series #JORDANBGS9.5 Asset when outside of storage;

(vi)	reasonably make all determinations regarding the calculation of fees, expenses and other amounts relating to the Series #JORDANBGS9.5 Asset paid by the Asset Manager hereunder;

(vii)	deliver invoices to the managing member of the Company for the payment of all fees and expenses incurred by the Series in connection with the maintenance of the Series #JORDANBGS9.5 Asset and ensure delivery of payments to third parties for any such services; and

(viii)	generally, perform any other act necessary to carry out its obligations under this Agreement.

(b)        The Asset Manager shall have full responsibility for the maintenance of the title of the Series #JORDANBGS9.5 Asset.

(c)        The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager in light of the understanding that such duties are expected to be performed only at occasional or irregular intervals.

(d)       The Asset Manager may delegate all or any of its duties under this Agreement to any Person who shall perform such delegated duties under the supervision of the Asset Manager on such terms as the Asset Manager, in its sole discretion, shall determine.

(e)        Notwithstanding any other provision of this Agreement to the contrary, the Asset Manager shall not have the authority to sell, transfer or convey the Series #JORDANBGS9.5 Asset, provided, however, that the Asset Manager may deliver to the Advisory Board or the managing member of the Company any offers received by the Asset Manager to purchase the Series #JORDANBGS9.5 Asset deemed by the Asset Manager to be in the best interest of the investors, and any research or analysis prepared by the Asset Manager regarding the potential sale of the Series #JORDANBGS9.5 Asset, including market analysis, survey results or information regarding any inquiries received and information regarding potential purchasers, and the Asset Manager together with the Advisory Board and the managing member of the Company will consider the merits of such offers on a case-by-case basis and potentially sell the Series #JORDANBGS9.5 Asset.

(f)        Should the Series #JORDANBGS9.5 Asset become obsolete (e.g. lack investor demand for its interests) or suffer from a catastrophic event, the Asset Manager may choose to sell the Series #JORDANBGS9.5 Asset. As a result of a sale under any circumstances, the Asset Manager will distribute the proceeds of such sale (together with any insurance proceeds in the case of a catastrophic event covered under the assets insurance contract) to the interest holders of the Series #JORDANBGS9.5 Asset (after payment of any accrued liabilities or debt, including but not limited to balances outstanding under any Operating Expenses Reimbursement Obligation (as defined below), on the Series #JORDANBGS9.5 Asset).

3.  Cooperation.  The Asset Manager agrees to use reasonable efforts to make appropriate personnel available for consultation with the Series on matters pertaining to the Series #JORDANBGS9.5 Asset and to consult with the managing member of the Series regarding asset management decisions with respect to the Series #JORDANBGS9.5 Asset prior to execution.  The managing member of the Series may make any reasonable request for the provision of information or for other cooperation from the Asset Manager with respect to its duties under this Agreement, and the Asset Manager shall use reasonable efforts to comply with such request, including without limitation, furnishing the Series with such documents, reports, data and other information as the managing member of the Series may reasonably request regarding the Series #JORDANBGS9.5 Asset and the Asset Manager’s performance hereunder or compliance with the terms hereof.

4.  Representations and Warranties.  Each party hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party.

5.  Limitation of Liability; Indemnification.

(a)        None of the Asset Manager, its affiliates, or any of their respective directors, members, stockholders, partners, officers, employees or controlling persons (collectively, “Managing Parties”) shall be liable to the Series or the Company for (i) any act or omission performed or failed to be performed by any Managing Party (other than any criminal wrongdoing) arising from the exercise of such Managing Party’s rights or obligations hereunder, or for any losses, claims, costs, damages, or liabilities arising therefrom, in the absence of criminal wrongdoing, willful misfeasance or gross negligence on the part of such Managing Party, (ii) any tax liability imposed on the Series or the Series #JORDANBGS9.5 Asset, or (iii) any losses due to the actions or omissions of the Series or any brokers or other current or former agents or advisers of the Series.

(b)       To the fullest extent permitted by applicable law, the Series will indemnify the Asset Manager and its Managing Parties against any and all losses, damages, liabilities, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) and amounts paid in settlement (collectively, “Losses”) to which such person may become subject in connection with any matter arising out of or in connection with this Agreement, except to the extent that any such Loss results solely from the acts or omissions of a Managing Party that have been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to have resulted primarily from such Managing Party’s fraud, willful misconduct or gross negligence.  If this Section 5 or any portion hereof shall be invalidated on any ground by a court of competent jurisdiction, the Series shall nevertheless indemnify the Managing Party for any Losses incurred to the full extent permitted by any applicable portion of this Section 5 that shall not have been invalidated.

(c)       The Asset Manager gives no warranty as to the performance or profitability of the Series #JORDANBGS9.5 Asset or as to the performance of any third party engaged by the Asset Manager hereunder.

(d)       The Asset Manager may rely upon and shall be protected in acting or refraining from action upon any instruction from, or document signed by, any authorized person of the Series or other person reasonably believed by the Asset Manager to be authorized to give or sign the same whether or not the authority of such person is then effective.

6.  Assignments.  This Agreement may not be assigned by either party without the consent of the other party.  In performing its obligations under this Agreement, the Asset Manager may, at its discretion, delegate any or all of its rights, powers and functions under this Agreement to any Person in accordance with Section 2(d) without the need for the consent of the Series, provided that the Asset Manager’s liability to the Series for all matters so delegated shall not be affected by such delegation.

7.  Compensation and Expenses.

(a)        As compensation for services performed by the Asset Manager under this Agreement, and in consideration therefor, the Series will pay an annual asset management fee (the “Asset Management Fee”) to the Asset Manager in respect of each fiscal year, equal to 50% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

(b)       Except as set forth in Section 5, the Series will bear all expenses of the Series #JORDANBGS9.5 Asset and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion (“Operating Expenses Reimbursement Obligation”).

(c)        Each party will bear its own costs relating to the negotiation, preparation, execution and implementation of this Agreement.

8.  Services to Other Clients; Certain Affiliated Activities.

(a)       The relationship between the Asset Manager and the Series is as described in this Agreement and nothing in this Agreement, none of the services to be provided pursuant to this Agreement, nor any other matter, shall oblige the Asset Manager to accept responsibilities that are more extensive than those set forth in this Agreement.

(b)       The Asset Manager’s services to the Series are not exclusive.  The Asset Manager may engage in other activities on behalf of itself, any other Managing Party and other clients (which, for the avoidance of doubt, may include other series of the Company).  The Series acknowledges and agrees that the Asset Manager may, without prior notice to the Series, give advice to such other clients.  The Asset Manager shall not be liable to account to the Series for any profits, commission or remuneration made or received in respect of transactions effected pursuant to the Asset Manager’s advice to another client and nor will the Asset Manager’s fees be abated as a result.

9.  Duration and Termination.  Unless terminated as set forth below, this Agreement shall continue in full force and effect until the earlier of: (i) one year after the date on which the Series #JORDANBGS9.5 Asset has been liquidated and the obligations connected to such Series #JORDANBGS9.5 Asset (including, without limitation, contingent obligations) have terminated; (ii) if earlier, the removal of CS Asset Manager, LLC, as managing member of the Series; (iii) upon notice by either party upon a material breach of the Agreement by the other party; or (iv) such other date as is agreed to by the parties, without penalty or other additional payment, except that the Series shall pay the Asset Management Fee of the Asset Manager referred to in Section 7, pro-rated to the date of termination, together with all amounts outstanding under any Operating Expenses Reimbursement Obligation.  Termination shall not affect accrued rights, and the provisions of Sections 4, 5, 7 (with respect to any accrued but unpaid fees and expenses), 8, 9, 11, 14 and 16 hereof shall survive the termination of this Agreement.

10.  Power of Attorney.  For so long as this Agreement is in effect, the Series constitutes and appoints the Asset Manager, with full power of substitution, its true and lawful attorney-in-fact and in its name, place and stead to carry out the Asset Manager’s obligations and responsibilities to the Series under this Agreement, solely with respect to the Series #JORDANBGS9.5 Asset.

11.  Notices.  Except as otherwise specifically provided herein, all notices shall be deemed duly given when sent in writing by registered mail, overnight courier or email to the appropriate party at the following addresses, or to such other address as shall be notified in writing by that party to the other party from time to time:

If to the Series:

Series #JORDANBGS9.5

c/o CS Asset Manager, LLC

333 Westchester Avenue, Suite W2100

White Plains, NY 10604

Attention: Jason Epstein

If to the Asset Manager:

CS Asset Manager, LLC

333 Westchester Avenue, Suite W2100

White Plains, NY 10604

Attention: Jason Epstein

12.  Independent Contractor.  For all purposes of this Agreement, the Asset Manager shall be an independent contractor and not an employee or agent of the Series nor shall anything herein be construed as making the Series a partner or co-venturer with the Asset Manager, any other Managing Party or any of its other clients.  Except as expressly provided in this Agreement or as otherwise authorized in writing by the Series, the Asset Manager shall have no authority to bind, obligate or represent the Series.

13.  Entire Agreement; Amendment; Severability.  This Agreement states the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreements relating to the subject matter hereof, and may not be supplemented or amended except in writing signed by the parties.  If any provision or any part of a provision of this Agreement shall be found to be void or unenforceable, it shall not affect the remaining part, which shall remain in full force and effect.

14.  Confidentiality.  All information furnished or made available by the Series or the Company to the Asset Manager hereunder, or by the Asset Manager to the Series or the Company hereunder, shall be treated as confidential by the Asset Manager, or the Series and the Company, as applicable, and shall not be disclosed to third parties except as required by law or as required in connection with the execution of transactions with respect to the Series #JORDANBGS9.5 Asset and except for disclosure to counsel, accountants and other advisors.

15.  Definitions. Capitalized words and expressions that are used but not defined in this Agreement shall have the meanings given to them in the Operating Agreement.

16.  Governing Law; Jurisdiction.

(a)       This Agreement and the rights of the parties shall be governed by and construed in accordance with the laws of the State of Delaware.

(b)       The parties irrevocably agree that the Court of Chancery of the State of Delaware is to have the exclusive jurisdiction to settle any disputes which may arise out of in connection with this Agreement and accordingly any suit, action or proceeding arising out of or in connection with this Agreement shall be brought in such courts.

17.  Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile or portable document format (pdf) signature pages), with the same force and effect as if each of the signatories had executed the same instrument. This Agreement, to the extent signed and delivered by means of a facsimile machine or electronic transmission in pdf, shall be treated in all manner and respects as an original thereof and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto, the other party shall re-execute original forms hereof and deliver them to the other parties. No party hereto shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or document was transmitted or communicated through the use of a facsimile machine or electronic transmission in pdf as a defense to the formation of a contract, and each such party forever waives any such defense.

[Signature Pages Follow]

Signature Page

to

Asset Management Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly appointed agents so as to be effective on the day, month and year first above written.

ASSET MANAGER:

CS ASSET MANAGER, LLC

By:	/s/ Ezra Levine
Name:	Ezra Levine
Title:	CEO

[Signatures Continue on Following Page]

Signature Page

to

Asset Management Agreement

SERIES #JORDANBGS9.5, A SERIES OF COLLECTABLE SPORTS ASSETS, LLC

By:	CS ASSET MANAGER, LLC, its managing member

By:	/s/ Ezra Levine
Name:	Ezra Levine
Title:	CEO

[End of Signature Pages]

EXHIBIT A

to

ASSET MANAGEMENT AGREEMENT

Dated as of April 20, 2020
BETWEEN

CS ASSET MANAGER, LLC

AND

SERIES #JORDANBGS9.5

Of

COLLECTABLE SPORTS ASSETS, LLC

• The asset to be acquired and referred to in this Series Designation as the Series Asset shall be a 1986-1987 Fleer #57 Rookie Card of Michael Jordan, the specifications of which are set forth below.

Asset Description

Overview and authentication

• The 1986-1987 Fleer #57 Rookie Card of Michael Jordan was printed as part of a set of a 132 cards.

• 1986-87 Fleer Basketball is one of the most important sports card sets of all-time. Boasting rookie cards from several all-time greats, including Michael Jordan, it is one of the most collected and most valuable sets of the last 40 years.

• Because of the lull in sets, the majority of the checklist is made of rookie cards. The list of greats is enough to fill a wing of the Basketball Hall of Fame. Michael Jordan is, by far, the most sought after card in the set. It routinely sells for four figures. A BGS 10 Jordan rookie sold for $100,000 in June, 2011.

• Other 1986-87 Fleer Basketball rookies include Charles Barkley, Karl Malone, Clyde Drexler, Dominique Wilkins, Isiah Thomas, Hakeem Olajuwon, Joe Dumars and Chris Mullin.

• The cards have a distinct design highlighted by borders that are red, white and blue. A thin yellow frame holds in both the player photo and nameplate. The bottom of the card has the player's name, team and position. The crown-style Fleer logo appears at the top of the card with a small ribbon that reads "Premier," highlighting the fact that it's the company's first basketball card set.

Notable Features:

•The face of the card features a picture of Michael Jordan in a Chicago Bulls Jersey holding a basketball in his right hand above the hoop in midair with another player beside him from the opposing team.  The face of the card features the player’s name, team and position along with the Fleer logo in the upper right hand corner. The border of the card is red, blue and white. The background shows the blurred image of the crown in attendance.

• The reverse side of the card shows the card number 57 of 132 in the top right corner and the company name and logo in the top left corner. The team name and logo is prominently displayed in the center of the card above the players name in bold. Below that is the players DOB, height, weight, and college.  In the center of the card in white are statistics from 1984-85 and 1985-1986.

• The outline above the card is encased in a protective holder, with authentication label from Beckett Grading Services clearly featured across the top of the protective case.

Notable Defects:

The underlying asset shows signs of wear consistent with its age and condition grade from Beckkett.

Series Asset Specifications
Sport	Basketball
Professional League	National Basketball Association
Player	Michael Jordan
Team	Chicago Bulls
Season	1986-1987
Memorabilia Type	Trading Card
Manufacturer	Fleer
Card # in Set	57
Total Cards in Set	132
Subject	Michael Jordan
Authentication	Beckett 0007711936
Grade	9.5 with subgrades; Centering 9.5, Edges 10, Corners 9.5, Surface 10